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                                                                       Exhibit 5
August 7, 1998



Aluminum Company of America
425 Sixth Avenue
Alcoa Building
Pittsburgh, Pennsylvania  15219-1850

Attention:  Treasurer

This opinion is being supplied in connection with the public offering by Aluminum Company of America (the "Company") of up to $200,000,000 aggregate principal amount of its 6 1/8% Series B Bonds due 2005 (the "New 6 1/8% Bonds) and up to $250,000,000 aggregate principal amount of its 6 1/2% Series B Bonds due 2018 (the "New 6 1/2% Bonds" and together with the New 6 1/8% Bonds, the "New Bonds"), which you are seeking to register with the U. S. Securities and Exchange Commission ("SEC") under the provisions of the Securities Act of 1933, as amended (the "Act"). The New Bonds are to be issued pursuant to an exchange offer (the "Exchange Offer"), in exchange for (i) in the case of the New 6 1/8% Bonds, a like principal amount of the issued and outstanding 6 1/8% Bonds due 2005 of the Company (the "Old 6 1/8% Bonds") and (ii) in the case of the New 6 1/2% Bonds, a like principal amount of the issued and outstanding 6 1/2% Bonds due 2018 of the Company (the "Old 6 1/2% Bonds" and, together with the
Old 6 1/8% Bonds, the "Old Bonds"). The Exchange Offer is contemplated by the Registration Rights Agreement, dated as of June 16, 1998, among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated, ABN AMRO Incorporated, BancAmerica Robertson Stephens, Chase Securities Inc., Citicorp Securities, Inc. and Deutsche Bank Securities Inc. (the"Registration Rights Agreement").

As Secretary and a Senior Counsel of the Company, I am generally familiar with its legal affairs. In addition, I have examined the Articles and By-Laws of the Company; the Indenture dated as of September 30, 1993 (the "Indenture") between the Company and PNC Bank, National Association, as Trustee, under which the Old Bonds have been issued and the New Bonds may be issued; the Registration Rights Agreement; the form of the New Bonds; and the Registration Statement on Form S-4 being filed on today's date (the "Registration Statement"), covering the exchange of the New Bonds for the Old Bonds, the resolutions adopted at the meetings of the Board of Directors of the Company held on June 3, 1998 relating to the Exchange Offer, the Indenture, issuance of the Old Bonds and the New Bonds and such other documents and corporate records as I have considered necessary for the purposes of this opinion.

On the basis of the foregoing, I advise you that, in my opinion, the issuance of New Bonds by the Company in accordance with the provisions of the above resolutions or of any supplemental or successor resolutions duly adopted by the Board of Directors of the Company has or will have been duly authorized by the Company and, upon consummation of the Exchange Offer any such New Bonds, when duly executed, authenticated and delivered in accordance with the provisions of the Indenture, will constitute valid and binding obligations of the Company enforceable in accordance with and subject to their terms and the terms of the Indenture.
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I hereby consent to being named in the Registration Statement and in any prospectus which constitutes a part thereof as counsel for the Company who has passed upon legal matters in connection with the New Bonds, to which the Registration Statement and the prospectus relate. I further consent to the filing of this opinion as an exhibit to the Registration Statement. I do not concede by these consents that I come within the category of persons whose consent is required under Section 7 of the Act or by the rules and regulations of the SEC under the Act.

Very truly yours,

/s/ Denis A. Demblowski

Denis A. Demblowski
Secretary and Senior Counsel